Exhibit 99.1

           ITT Industries Second Quarter EPS Up 11 Percent to $1.18@


     * Q2 revenue up 15 percent to $1.65 billion; strong organic growth of 10 percent

     * Long-term growth opportunities seen for all four segments

     * Continued strong outlook puts FY 2004 EPS guidance near top end of $4.40-4.50 range

     * New CEO transition well underway, adhering to successful multi-industry strategy


    WHITE PLAINS, N.Y., July 23 /PRNewswire-FirstCall/ -- ITT Industries, Inc. (NYSE: ITT) today announced second quarter 2004 net income of $112 million, up 12 percent including the net benefit of special items. Diluted earnings per share (EPS) for the quarter, including the net benefit of special items, was $1.18, up $0.12 per share or 11 percent from reported EPS in the second quarter 2003. During the second quarter 2004, the company realized a $0.12 per share benefit from several tax items, which was partially offset by other special items, primarily costs associated with restructuring, of ($0.11) per share. The net effect of these special items was a $0.01 increase in reported EPS for the second quarter. Adjusting results to exclude the benefit of these special items, earnings for the second quarter 2004 were $1.17, up 15 percent over the comparable adjusted figure of $1.02 for the same period in 2003.

    "The strong second quarter, with double digit earnings and organic revenue growth, makes this the third consecutive quarter to show double digit organic revenue growth at ITT," said Steve Loranger, President and Chief Executive Officer of ITT Industries. "With our current business mix and a seasoned management team in place, we see many long-term growth opportunities ahead.
In Defense, our products and technical services are right in line with the priorities of our primary customers in the US and allied nations. Our water and wastewater businesses are well-positioned to provide complete treatment solutions for customers throughout the world. Our Electronic Components business continues to show improvement, with orders up 27 percent over the period last year and an expectation of revenue and margin growth as market conditions continue to improve, and the Leisure Marine and Motion Control businesses continue to gain market share through new product introductions and operational excellence."

    "We are seeing positive signs in the economy, and our orders are ahead of last year going into the second half of 2004," Loranger said. "Combined with our strong first half performance, we now expect to see full year EPS near the top of the range of $4.40-$4.50."


    Second Quarter Financial Highlights

     * Second quarter 2004 revenues rose 15 percent to $1.65 billion, helped by revenue increases in all four business segments, acquisitions and the positive impact of foreign currency translation. Organic revenue, which excludes the impact of foreign exchange and acquisitions, grew 10 percent, marking the third consecutive quarter the company has registered double digit organic revenue growth.

     * Segment operating income in the second quarter, including the impact of restructuring charges, grew 10 percent over the second quarter 2003 to $176.1 million on higher revenue and operational improvements.

     * On June 28, Steve Loranger was named President and Chief Executive Officer of ITT Industries and elected a Director of the company. The Board of Directors' search committee named Loranger based on his strong track record of leadership at other global multi-industry companies, and his direct experience in most of ITT's segments, including defense and electronic and industrial components. He succeeds Lou Giuliano, who remains as non-executive Chairman of the Board. The transition process is on track and Loranger will assume the role of Chairman by the end of 2004.

     * The company's 2004 year-to-date cash from operations was $58 million, up from ($33) million in the first half of 2003. The improvement is due to lower pre-funding of the salaried pension plan, and is partially offset by an increased investment in working capital as a result of higher revenues.

    Second Quarter Segment Highlights

    Fluid Technology

     * Second quarter 2004 Fluid Technology revenues were $650.9 million, up $80.3 million or 14 percent from the second quarter 2003, driven by water/wastewater and the industrial pump group, recent acquisitions and the positive impact of foreign currency translation. Organic revenue growth in the segment was 5 percent. Segment operating income was $75.7 million, including the impact of restructuring costs. Start-up costs of acquisitions and foreign currency translation/transaction impacted the segment's margin by 100 basis points.

     * The company is progressing with its strategy of providing total system solutions in water and wastewater treatment, with significant recent contract wins in North America, Europe and the Middle East. Further growth is anticipated with the introduction of the company's breakthrough Membrane Bio-Reactor (MBR) technology in the wastewater treatment market, combining diffused aeration and biological treatment with a second stage of membrane filtration. The new MBR system offers greater energy efficiency and ease of use, and is a more cost-effective way for municipalities to meet new stricter effluent standards than existing MBR systems.

     * The integration of the recently acquired WEDECO business is progressing, with strengthening order activity recorded in the second quarter. Most significantly, WEDECO was chosen to provide a UV advanced oxidation treatment system for groundwater contaminated with rocket fuel additive in California, and was selected to supply UV and ozone treatment systems for an 80 million gallon per day advanced water treatment system in Arizona.

    Defense Electronics & Services

     * Defense Electronics & Services revenues for the second quarter were $530.7 million, up $78.3 million or 17 percent, due to increased sales in nearly all of the divisions in the Defense segment. Operating income rose $9.1 million or 20 percent to $55.8 million, and operating margin grew 20 basis points. The Defense backlog now stands at a record $3.22 billion.

     * ITT will continue to hold a leadership position in tactical communication, building as many tactical radios today as ever, with upgrades to SINCGARS, the ramp-up of production in the UK's Bowman program, and production of the Federal Aviation Administration's ground-to-air radio system. The company is actively pursuing the US Army's next Joint Tactical Radio Systems cluster, known as the Airborne Maritime Fixed (AMF) radio contract.

     * ITT's space payload business has supplied all of the key remote sensing instruments for the National Weather Service's (NWS) satellites now in orbit. The company is providing an additional advanced instrument for the NWS' next generation of polar orbiting satellites. Additionally, the company is competing for several additional contracts on the geostationary satellite constellation payloads. The company plans to complete its $725 million acquisition of Kodak's Remote Sensing Systems business in the third quarter. The acquisition, combined with ITT's current space payload capabilities, will position ITT Industries to address opportunities in the $6 billion science, government and commercial remote sensing markets.

     * The Defense segment is on-track to continue showing long-term organic revenue growth of 8-10 percent based on its record backlog and strong bid activity.

    Motion & Flow Control

     * Motion & Flow Control revenues for the second quarter were $281.3 million, up $18.6 million or 7 percent on higher volume in the Motion Control and Leisure Marine businesses, and the positive impact of foreign currency translation. Organic revenue growth was 3 percent in the second quarter. Operating income was up 11 percent to $41.3 million, while operating margin increased 60 basis points.

     * The company's Jabsco Leisure Marine unit continues to grow through new product introductions, with six new products scheduled to go to market in the second half of 2004. Jabsco expects 25 percent of its revenue this year to come from new products, up from 18 percent in 2003.

     * Close collaboration with key customers resulted in a breakthrough new product in the company's spa and whirlpool business that could eventually lead to $20 million a year in additional revenue. ITT's new pre-plumbed harness for spa manufacturers will begin delivery in the third quarter.

     * ITT's friction materials business continues to grow market share through efficiency gains. Its European OEM auto market share has doubled over the last five years, and sees additional modest growth potential in the European OEM market over the next few years. To supplement that opportunity, the business is also entering the European heavy truck and U.S. automotive markets.

    Electronic Components

     * Electronic Components revenues rose $37.7 million or 25 percent to $191.4 million. Organic revenue grew 21 percent in the quarter, on strong growth in mobile handsets and military/aerospace. Orders were up 27 percent in the second quarter, driven primarily by mobile handsets. Including the impact of restructuring costs realized in the quarter, operating income rose $1.4 million to $3.3 million with a corresponding 50 basis point increase in operating margin. Excluding the impact of restructuring, operating income grew $5.8 million to $10.4 million, and operating margin increased 240 basis points.

     * Growth continues in all parts of the communications market, as network infrastructure investment increases and as the company's Cannon connectors and switches gain more content per handset model and increase market share.

     * The company's strategy to enter the medical diagnostic market is gaining traction. Second quarter sales for the company's switches and connectors in this market segment were up 17 percent and orders were up 48 percent in the second quarter.

     * ITT Industries continues to grow its connector and switch content in the automotive market. Cannon's new Clip-Lock Connectors are being used for harness and engine control panels in several platforms of off-road vehicles, and are expected to contribute $6 million in full-year revenue in 2004.

    About ITT Industries

    ITT Industries, Inc. (http://www.itt.com) supplies advanced technology products and services in key markets including: electronic interconnects and switches; defense communication, opto-electronics, information technology and services; fluid and water management and other specialty products. Headquartered in White Plains, NY, the company generated $5.63 billion in 2003 sales.

    In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest, Pacific, London, Paris and Frankfurt exchanges.


    Certain material presented herein consists of forward-looking statements which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Such factors include general economic conditions, foreign currency exchange rates, competition and other factors all as more thoroughly set forth in Item 1. Business and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward-Looking Statements in the ITT Industries, Inc. Form 10-K Annual Report for the fiscal year ended
December 31, 2003, and other of its filings with the Securities and Exchange Commission.


    NOTE: ITT Industries believes that investors' understanding of the company's operating performance is enhanced by the use of certain non-GAAP financial measures, including adjusted GAAP net income and adjusted GAAP EPS, which Management considers useful in providing insight into operating performance, as it excludes the impact of special items that cannot be expected to recur on a quarterly basis. Management also believes that investors can better analyze the company's revenue growth by utilizing an organic revenue growth measure that excludes the effect of foreign exchange translation and the effect of recent acquisitions. In addition, Management considers the use of free cash flow to be an important indication of the company's ability to make acquisitions, fund pension obligations, buy back outstanding shares and service debt. Free cash flow, adjusted net income, adjusted EPS and organic revenue are not financial measures under GAAP, should not be considered as substitutes for cash from operating activities, EPS, net income or revenue as defined by GAAP, and may not be comparable to similarly titled measures reported by other companies. A reconciliation to the GAAP equivalents of these non-GAAP measures is set forth in the attached unaudited financial information.



                    ITT INDUSTRIES, INC. AND SUBSIDIARIES

                   CONSOLIDATED CONDENSED INCOME STATEMENTS
                       (In millions, except per share)
                                 (Unaudited)

                                     Three Months Ended     Six Months Ended
                                            June 30,             June 30,
                                          2004     2003        2004     2003

    Sales and revenues                $1,652.5 $1,438.2    $3,168.4 $2,734.6

    Costs of sales and revenues        1,079.0    949.6     2,086.1  1,796.0
    Selling, general and administrative
     expenses                            237.6    198.6       467.8    398.9
    Research, development and
     engineering expenses                166.7    142.6       311.6    272.2
    Restructuring and asset impairment
     charges                              14.3      5.9        19.0     16.3
    Total costs and expenses           1,497.6  1,296.7     2,884.5  2,483.4

    Operating income                     154.9    141.5       283.9    251.2
    Interest expense (income), net         5.4      5.8         6.5     (9.3)
    Miscellaneous expense                  3.1      2.1         6.7      2.8
    Income from continuing operations
     before income taxes                 146.4    133.6       270.7    257.7
    Income tax expense                    33.7     41.5        69.9     78.9
    Income from continuing operations    112.7     92.1       200.8    178.8
    Discontinued operations, including
     tax income /(exp) of $0.3,
     $(0.2), $(0.1) and $(0.2) in each
     period, respectively                 (0.7)     7.8         0.1      7.8
    Net income                          $112.0    $99.9      $200.9   $186.6

    Earnings Per Share:
    Income from continuing operations:
      Basic                              $1.22    $1.00       $2.18    $1.94
      Diluted                            $1.19    $0.98       $2.13    $1.90
    Discontinued operations:
      Basic                             $(0.01)   $0.08       $  --    $0.08
      Diluted                           $(0.01)   $0.08       $  --    $0.08
    Net income:
      Basic                              $1.21    $1.08       $2.18    $2.02
      Diluted                            $1.18    $1.06       $2.13    $1.98

    Average Common Shares - Basic         92.4     92.0        92.3     92.0
    Average Common Shares - Diluted       94.5     94.0        94.5     93.9


                    ITT INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                                (In millions)

                                                      June 30,   December 31,
                                                         2004           2003
                                                    (Unaudited)
    Assets
    Current Assets:
      Cash and cash equivalents                        $219.5         $414.2
      Receivables, net                                1,213.9          974.6
      Inventories, net                                  632.3          578.5
      Deferred income taxes                              68.1           68.2
      Other current assets                               80.7           70.0
         Total current assets                         2,214.5        2,105.5

    Plant, property and equipment, net                  862.1          893.3
    Deferred income taxes                               375.7          373.3
    Goodwill, net                                     1,793.7        1,629.1
    Other intangible assets, net                        154.1           74.8
    Other assets                                        925.3          861.6
         Total assets                                $6,325.4       $5,937.6

    Liabilities and Shareholders' Equity
    Current Liabilities:
      Accounts payable                                 $733.8         $635.3
      Accrued expenses                                  651.6          653.4
      Accrued taxes                                     271.9          251.9
      Notes payable and current maturities of
       long-term debt                                   359.7          141.5
      Other current liabilities                           2.4            4.5
         Total current liabilities                    2,019.4        1,686.6

    Pension and postretirement benefits               1,403.2        1,403.8
    Long-term debt                                      440.5          460.9
    Other liabilities                                   533.0          538.6
         Total liabilities                            4,396.1        4,089.9

    Shareholders' equity                              1,929.3        1,847.7
         Total liabilities and shareholders' equity  $6,325.4       $5,937.6


                    ITT INDUSTRIES, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In millions)
                                 (Unaudited)

                                                          Six Months Ended
                                                              June 30,
                                                        2004            2003
    Operating Activities
    Net income                                        $200.9          $186.6
    Income from discontinued operations                 (0.1)           (7.8)
    Income from continuing operations                  200.8           178.8

    Adjustments to income from continuing operations:
      Depreciation and amortization                     97.1            93.4
      Restructuring and asset impairment charges        19.0            16.3
    Payments for restructuring                         (17.8)          (10.2)
    Change in receivables                             (195.9)         (132.4)
    Change in inventories                              (37.8)           (8.4)
    Change in accounts payable and accrued expenses     66.5            (3.2)
    Change in accrued and deferred taxes                37.6            49.8
    Change in other current and non-current assets    (104.8)         (214.6)
    Change in other non-current liabilities             (9.1)           (8.9)
    Other, net                                           1.9             6.0

      Net cash - operating activities                   57.5           (33.4)

    Investing Activities
    Additions to plant, property and equipment         (63.5)          (57.7)
    Acquisitions, net of cash acquired                (257.3)          (42.5)
    Proceeds from sale of assets and businesses          4.7             9.5
    Other, net                                           0.3             0.1
      Net cash - investing activities                 (315.8)          (90.6)

    Financing Activities
    Short-term debt, net                               199.6           181.1
    Long-term debt repaid                              (36.2)          (17.0)
    Long-term debt issued                                0.9             0.3
    Repurchase of common stock                        (114.7)          (16.8)
    Proceeds from issuance of common stock              56.4            19.9
    Dividends paid                                     (30.5)          (28.5)
    Other                                               (0.1)            0.1
      Net cash - financing activities                   75.4           139.1


    Exchange Rate Effects on Cash and Cash Equivalents  (7.6)            8.9
    Net Cash - Discontinued Operations                  (4.2)            9.8

    Net change in cash and cash equivalents           (194.7)           33.8
    Cash and cash equivalents - beginning of year      414.2           202.2
    Cash and Cash Equivalents - end of period         $219.5          $236.0


               ITT Industries Non-GAAP Press Release Reconciliation
                       Reported vs. Organic Revenue Growth
                           Second Quarter 2004 & 2003

                                   ($ Millions)

                                                  (As Reported - GAAP)
                                                                        %
                                                              Change Change
                                           Sales &   Sales &    2004   2004
                                          Revenues  Revenues     vs.    vs.
                                           3M 2004   3M 2003    2003   2003

    ITT Industries - Consolidated          1,652.5   1,438.2   214.3    15%

    Fluid Technology                         650.9     570.6    80.3    14%

    Defense Electronics & Services           530.7     452.4    78.3    17%

    Electronic Components                    191.4     153.7    37.7    25%

    Motion & Flow Control                    281.3     262.7    18.6     7%


                                             (As Adjusted - Organic)

                                                                        Adj.
                                Sales &   Acquisition       FX       Sales &
                                Revenues Contribution  Contribution  Revenues
                                3M 2004    3M 2004        3M 2004     3M 2004

    ITT Industries -
     Consolidated               1,652.5      (35.7)         (33.1)    1,583.7

    Fluid Technology              650.9      (35.1)         (18.6)      597.2

    Defense Electronics
     & Services                   530.7        0.0            0.0       530.7

    Electronic Components         191.4        0.0           (5.5)      185.9

    Motion & Flow Control         281.3       (0.6)          (9.1)      271.6


                                    Sales &
                                   Revenues        Change          % Change
                                   3M 2003    Adj. 04 vs. 03    Adj. 04 vs. 03

    ITT Industries - Consolidated   1,438.2         145.5              10%

    Fluid Technology                  570.6          26.6               5%

    Defense Electronics & Services    452.4          78.3              17%

    Electronic Components             153.7          32.2              21%

    Motion & Flow Control             262.7           8.9               3%


             ITT Industries Non-GAAP Press Release Reconciliation
       Segment Operating Income & OI Margin Adjusted for Restructuring
                        Second Quarter of 2004 & 2003

                                 ($ Millions)

                            Q2 2004   Q2 2003     %      Q2 2004   Adjust for
                               As        As   Change 04     As        2004
                           Reported  Reported   vs. 03  Reported Restructuring
    Sales and Revenues:
    Electronic Components    191.4     153.7              191.4

    Operating Margin:
    Electronic Components      1.7%      1.2%               1.7%

    Income:
    Electronic Components      3.3       1.9     73.7%      3.3        7.1



                           Q2 2004   Q2 2003   Adjust for   Q2 2003  % Change
                              As       As         2003         As       Adj.
                          Adjusted  Reported  Restructuring Adjusted 04 vs. 03

    Sales and Revenues:
    Electronic Components   191.4     153.7                   153.7

    Operating Margin:
    Electronic Components     5.4%      1.2%                    3.0%

    Income:
    Electronic Components    10.4       1.9        2.7          4.6     126.1%


              ITT Industries Non-GAAP Press Release Reconciliation
                     Reported vs. Adjusted Net Income & EPS
                          Second Quarter of 2004 & 2003

                       ($ Millions, except EPS and shares)

                                           Q2 2004      Q2 2004      Q2 2004
                                             As                         As
                                          Reported    Adjustments   Adjusted

    Segment Operating Income                 176.1          12.7 #A    188.8


    Interest Income (Expense)                 (5.4)           --        (5.4)
    Other Income (Expense)                    (3.1)           --        (3.1)
    Corporate (Expense)                      (21.2)          1.6 #B    (19.6)

    Income from Continuing Operations
     before Tax                              146.4          14.3       160.7

    Income Tax Items                                       (11.7)#C    (11.7)
    Income Tax Expense                       (33.7)         (4.4)#D    (38.1)

    Total Tax Expense                        (33.7)        (16.1)      (49.8)

    Income from Continuing Operations        112.7          (1.8)      110.9

    Income from Discontinued Operations       (0.7)          0.7 #E      0.0

    Net Income                               112.0          (1.1)      110.9


    Diluted EPS                               1.18         (0.01)       1.17


                            Q2 2003      Q2 2003      Q2 2003        Change
                              As                         As      2004 vs. 2003
                           Reported    Adjustments   Adjusted     As Adjusted

    Segment Operating
     Income                 159. 8         5.6 #F       165.4


    Interest Income
     (Expense)                (5.8)         --           (5.8)
    Other Income (Expense)    (2.1)         --           (2.1)
    Corporate (Expense)      (18.3)        0.3 #G       (18.0)

    Income from Continuing
     Operations
      before Tax             133.6         5.9          139.5

    Income Tax Items                       0.0            0.0
    Income Tax Expense       (41.5)       (1.9)#H       (43.4)

    Total Tax Expense        (41.5)       (1.9)         (43.4)

    Income from Continuing
     Operations               92.1         4.0           96.1

    Income from Discontinued
     Operations                7.8        (7.8)#I         0.0

    Net Income                99.9        (3.8)          96.1          14.8


    Diluted EPS               1.06       (0.04)          1.02         $0.15

    #A - Remove Segment Restructuring Expense of $12.7M
    #B - Remove HQ Restructuring Expense of $1.6M
    #C - Remove Effect of Favorable Tax Items ($11.7M)
    #D - Tax Effect of Adjustments #A and #B
    #E - Remove D.O. Expense of $0.7M
    #F - Remove Segment Restructuring Expense of $5.6M
    #G - Remove HQ Restructuring Expense of $0.3M
    #H - Tax Effect of Adjustments #F and #G
    #I - Remove D.O. Income of ($7.8M)


             ITT Industries Non-GAAP Press Release Reconciliation
                    Reported vs. Adjusted Net Income & EPS
                           Full Year of 2004 & 2003

                                        Full Year 2004 EPS**
                                                                    Full Year
                                      Lower Limit    Upper Limit    2003 EPS**

    As Reported*                             4.43          4.53        4.29

    Adjustments

    Restructuring                            0.14          0.14        0.22

    Interest                                (0.03)        (0.03)      (0.16)

    Tax Settlement                          (0.15)        (0.15)      (0.35)

    Other - Debt Repayment                   0.01          0.01

    Discontinued Operations                  0.00          0.00       (0.14)

    Adjusted Net Income                      4.40          4.50        3.86

    *Amount represents projected figures for full year 2004
    ** Represents diluted EPS


             ITT Industries Non-GAAP Press Release Reconciliation
             Second Quarter 2004 & 2003 Reported vs. Adjusted EPS

                                                   Q2 2004           Q2 2003
                                                    Actual            Actual

    Diluted Earnings Per Share - GAAP                $1.18             $1.06

    Other Adjustments*                               (0.12)            (0.08)

    Restructuring                                     0.11              0.04

    Adjusted Earnings Per Share - NON-GAAP           $1.17             $1.02

    *Please refer to "Reported vs. Adjusted Net Income & EPS First Quarter of
     2004 & 2003" for details on Other Adjustments



SOURCE  ITT Industries, Inc.
    -0-                             07/23/2004
    /CONTACT: Tom Glover of ITT Industries, Inc., +1-914-641-2160, tom.glover@itt.com/
    /Web site:  http://www.itt.com /
    (ITT)

CO:  ITT Industries, Inc.
ST:  New York
IN:  UTI FIN CPR ARO
SU:  ERN